SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of amendment of registration submits the following information:

Name: METLIFE INVESTORS VARIABLE LIFE ACCOUNT FIVE
      (Formerly Cova Variable Life Account Five)

Address of Principal Business Office:

     4100 Newport Place Drive
     Suite 840
     Newport Beach, CA  92600

Telephone Number:  (800) 831-5433

Name and Address of Agent for Service of Process:

      James A. Shepherdson
      MetLife Investors Insurance Company of California
      One Tower Lane, Suite 3000
      Oakbrook Terrace, IL 60181-4644
      (800) 831-5433

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Oakbrook Terrace and State of Illinois on the 29th day of March, 2001.

                               SIGNATURE: METLIFE INVESTORS VARIABLE LIFE
                                          ACCOUNT FIVE
                                               Registrant

                                     By: METLIFE INVESTORS INSURANCE COMPANY
                                         OF CALIFORNIA
                                         (Formerly Cova Financial Life Insurance
                                          Company)


                                     By:/s/ BERNARD J. SPAULDING
                                         ----------------------------------
                                            Bernard J. Spaulding
                                            Secretary
                                         ----------------------------------
                                                       Title

ATTEST:/s/ AMY W. HESTER
        --------------------------
                Name

           Vice President
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                Title